Joint Filer Information

Name:	Steven Hochberg and Lawrence Atinsky

Address:	345 Park Avenue South, 12th Floor New York, NY 10010

Designated Filer:	DFP Sponsor, LLC

Issuer and Ticker Symbol:	DFP Healthcare Acquisitions Corp. [DFPH]

Date of Event Requiring Statement:	November 12, 2021

The undersigned, Steven Hochberg and Lawrence Atinsky, are jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with DFP Sponsor, LLC with respect to the beneficial ownership of securities of DFP Healthcare Acquisitions Corp.

Signatures:

/s/ Steven Hochberg
Steven Hochberg

/s/ Lawrence Atinsky Lawrence Atinsky